Exhibit 99.2

July 17, 2003

Dear Investors and Analysts,

Please find attached the forward-looking guidance provided during our second quarter 2003 earnings conference call.

Respectfully,

Mark S. Long

Vice President

Investor Relations

Statements in this filing that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, the future level of air travel demand, the Company's future load factors and yields, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States, the expansion of low-fare carriers, the impact of cost reductions achieved by carriers in or near bankruptcy, the price and availability of jet fuel, the war with Iraq, and the possibility of additional terrorist attacks or the fear of such attacks. Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Capacity (ASMs)	Year-over-year % Q3 03E	Increase/(Decrease) 2003E

Domestic	(5%) - (7%)	(4%) - (6%)
Pacific	(6%) - (8%)	(5%) - (7%)
Atlantic	(12%) - (14%)	(11%) - (13%)

System

(7%) - (9%)

(5%) - (7%)

Statistics	Year-over-year % Q3 03E	Increase/(Decrease) 2003E

CASM - Reported

4% - 5%

2% - 3%

CASM excluding fuel

3% - 4%

1% - 2%

Fuel Gallons	(9%) - (10%)	(8%) - (9%)
Fuel Price (excluding taxes)	78-82 cts/gal	79-82 cts/gal

There are no fuel hedges in place for the second half of 2003, but the projected price in the third and fourth quarter of 2003 reflects hedge gains previously monetized in March which are worth approximately six cents per gallon.

Fleet

The following fleet guidance includes all firm deliveries and scheduled retirements for the calendar year 2003 and 2004.

Aircraft	YE02	2003 Deliveries	2003 Retirements	YE03
B747	34	—	(3)	31
B747-F	12	—	—	12
A330	—	5	—	5
DC10	22	—	(3)	19
B757	63	9	—	72
B727*	13	—	(13)	—
A320	76	2	—	78
A319	57	14	(1)	70
DC9	167	—	(2)	165
RJ85**	36	—	—	36
CRJ***	51	22	—	73

Total Jet	531	52	(22)	561

Aircraft	YE03	2004 Deliveries	2004 Retirements	YE04
B747	31	—	(6)	25
B747-F	12	—	—	12
A330	5	7	—	12
DC10	19	—	(3)	16
B757	72	—	—	72
A320	78	—	—	78
A319	70	—	—	70
DC9	165	—	(2)	163
RJ85**	36	—	—	36
CRJ***	73	30	—	103

Total Jet	561	37	(11)	587

* Includes aircraft leased by the NBA in non-scheduled service

** Operated and subleased by Mesaba Aviation Inc.

*** 95 CRJ aircraft will be operated and subleased by Pinnacle Airlines, Inc.  The balance of the CRJ aircraft has not been committed to any Airlink carrier.

Gross Capital Expenditures

	2003E		2004E

Aircraft (including regional jets)

$

1.8

B

$

1.2

B

Non-aircraft	$0.1	B	$0.1	B

Total

$

1.9

B

$

1.3

B

Percent of total capital expenditures currently financed is approximately 85 to 90%.